Exhibit 10.12

CONFIDENTIAL

GSO Capital Partners LP
345 Park Avenue
New York, New York 10154

May 24, 2017

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Ladies and Gentlemen:

This letter (the “Side Letter”) sets forth certain provisions in relation to the commitment made by GSO Capital Partners LP (“GSO”) in that equity commitment letter of even date herewith (the “GSO Commitment Letter”) between GSO and CF Corporation, a Cayman Islands exempted corporation (“CF Corp”). Each capitalized term used but not defined in this Side Letter will have the meaning ascribed to it in the GSO Commitment Letter or the Merger Agreement, except as otherwise provided below.

1.          Exclusivity. From the date hereof until the earliest of: (a) the mutual agreement of the parties hereto not to pursue the execution of definitive transaction documentation relating to the Commitment; (b) the Closing Date; and (c) the first anniversary of this Side Letter (such period, the “Exclusivity Period”), without the prior written consent of GSO, you: (i) shall not, and shall cause your Representatives and Affiliates not to, directly or indirectly solicit, participate in any negotiations or discussion with or provide or afford access to information to any third party with respect to, or otherwise effect, facilitate, encourage or accept any offers for the purchase or provision of the Preferred Equity to be issued to GSO pursuant to the GSO Commitment Letter (the “GSO Preferred Equity”) or any alternative equity or debt financing arrangements, in each case, to be put in place in connection with the Merger in replacement of the GSO Preferred Equity or any portion thereof (other than pursuant to the Equity Commitment Letters, Forward Purchase Agreements or Debt Commitment Letters (each as defined, and in the form, as of the date hereof); and (ii) shall terminate or have terminated prior to the date hereof, any written agreement or arrangement related to the foregoing set forth in clause (i) above (other than the matters described in the final parenthetical thereto) to which you or any of your Affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than GSO and its Representatives.

2.          Alternative Transactions. If the Merger as contemplated by the GSO Commitment Letter and the Merger Agreement is not consummated, and if you or any of your Affiliates seek to acquire all or any material portion of the equity interests or assets of the Company during the period commencing on the date hereof and ending on the first anniversary hereof (any such transaction, an “Alternative Transaction”) and, in connection with the consummation of the Alternative Transaction, another financing source or institution proposes to provide unitranche, first lien and/or second lien term loan, mezzanine, high yield, preferred equity or similar financing, notwithstanding a willingness on the part of GSO to provide the equity described in clause 1(a)(x) of the GSO Commitment Letter on the material terms set forth in the GSO Commitment Letter at the time of such Alternative Transaction, you shall, and shall cause any of your Affiliate that acquires all or any material portion of the equity interests or assets of the Company as the result of the Alternative Transaction to, provide GSO (if GSO is willing to provide such financing at the time of such Alternative Transaction) a reasonable opportunity to provide such financing in lieu of any other financing source or institution on equivalent terms. Notwithstanding any term or provision hereof to the contrary, all of the rights of GSO under this paragraph shall remain in full force and effect notwithstanding the termination of the GSO Commitment Letter or the GSO’s commitments and agreements under the GSO Commitment Letter.

3.          Terms and Issuance of the Preferred Equity. You hereby represent, warrant and covenant to GSO that the pro forma transaction structure (the “Structure”) set forth in Annex A is accurate as of the date hereof. You agree and acknowledge that, in connection with the consummation of the Merger and subject to the terms and conditions set forth in this Side Letter, the GSO Commitment Letter, and the Investor Agreements to be entered into as of the date hereof among, inter alia, CF Corp and GSO, CF Corp shall issue the Preferred Equity to GSO (or to one or more Affiliates designated by GSO) in such amounts as contemplated by the GSO Commitment Letter. You agree that the Preferred Equity described in the GSO Commitment Letter shall be issued substantially on the terms described in the term sheet (the “Term Sheet”) set forth in Annex B and pursuant to a customary subscription agreement to be agreed by you and GSO. Those matters that are not covered by or made clear under the provisions of this Side Letter or the GSO Commitment Letter shall be negotiated in good faith and are subject to the reasonable approval and agreement of GSO and CF Corp; provided, that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and other terms to be reasonably agreed and negotiated in good faith by the parties hereto.

4.          No Modification; Entire Agreement. This Side Letter may not be amended or otherwise modified without the prior written consent of each party hereto. This Side Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, among us and any of our Affiliates, and each of you and any of your Affiliates (other than the GSO Commitment Letter, the Investor Agreement to be entered into as of the date hereof by, inter alia, CF Corp and GSO, and the fee letter agreement to be entered into as of the date hereof by CF Corp and GSO). You agree that no changes to the transaction structure as set out in the Structure that are adverse to GSO shall be made thereto without the prior written consent of GSO.

5.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

(a)          This Side Letter, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Side Letter or the negotiation, execution or performance of this Side Letter (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Side Letter) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)           Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Side Letter, including the negotiation, execution or performance of this Side Letter and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Side Letter or the negotiation, execution or performance of this Side Letter in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)          EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 5(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS LETTER AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.          Equitable Relief. GSO shall, without prejudice to any rights to judicial relief it may otherwise have, be entitled to equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Side Letter. You each agree that it and its Representatives will not oppose the granting of such relief on the basis that GSO has an adequate remedy at law and agree to waive any requirement for the securing or posting of a bond in connection with GSO’s seeking or obtaining such relief.

7.          Counterparts. This Side Letter may be executed in any number of counterparts (including by facsimile or electronic transmission in “portable document format”), and all such counterparts shall together constitute one and the same agreement.

8.          No Third Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Side Letter, and nothing in this Side Letter, express or implied, is intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under this Side Letter.

9.          Confidentiality. This Side Letter is being provided to you solely in connection with the GSO Commitment Letter and the Merger Agreement. This Side Letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of GSO; provided, that no such written consent shall be required (a) for any disclosure of the existence or terms of this Side Letter to a party’s Representatives with a need to know in connection with the transactions contemplated by the GSO Commitment Letter or Merger Agreement, (b) to the extent required by applicable Law, the applicable rules of any national securities exchange or if required or requested in connection with any required filing or notice with any Governmental Authority relating to the transactions contemplated by the Merger Agreement or (c) to enforce the rights and remedies under this Side Letter.

10.         Acknowledgement. As you know, GSO and/or one or more of its Affiliates is a full service investment firm engaged, either directly or through its Affiliates, in various activities, including securities trading, investment management, and financing activities . In the ordinary course of these activities, GSO and/or one or more of its Affiliates may actively trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this Side Letter and the GSO Commitment Letter and may at any time hold long and short positions in such securities and financial instruments. GSO or its Affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Side Letter and GSO Commitment Letter . Although the GSO and its Affiliates in the course of such other activities and relationships may acquire information about the transaction contemplated by this Side Letter and GSO Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Side Letter and GSO Commitment Letter, GSO and its Affiliates shall have no obligation to disclose such information, or the fact that the GSO and its Affiliates are in possession of such information, to the Company or to use such information on the Company’s behalf.

11.         Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Side Letter.

12.         Waiver. No failure or delay by GSO in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

13.         Severability. If any provision of this Side Letter (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Side Letter be construed as an integral provision of this Side Letter and that such remedies and limitations shall not be severable in any manner that increases liability or obligations hereunder of either party hereto.

14.         Assignment. Neither this Side Letter nor any of the rights, interests or obligations under this Side Letter shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Any purported assignment in violation of this Section 14 shall be null and void.

Sincerely,

GSO CAPITAL PARTNERS LP

By:	/s/ Thomas Iannarone
	Name:	Thomas Iannarone
	Title:	Authorized Signatory

Agreed to and accepted:

CF CORPORATION

By:	/s/ Chinh Chu
	Name:	Chinh Chu
	Title:	Co-Executive Chairman

ANNEX A
TRANSACTION STRUCTURE

ANNEX B
TERM SHEET

CONFIDENTIAL

AGREED FORM

Project Floyd

GSO Term SHeet

Issuer:	CF Corp, a corporation incorporated in the Cayman Islands

Investors:	Funds and accounts managed, advised or sub-advised by GSO Capital Partners LP and its affiliates.

Funded Amount	$275mm funded plus $465mm backstop commitment.

Security	Non-convertible preferred equity of the Issuer (“Preferred Equity”)

Dividend Rate:	7.5% payable quarterly in cash; PIK available at Issuer’s option. Rate ratably escalates to 12.0% based on funding of backstop commitment in 3 steps: step one at funding, step two at 6 months post funding and step three at 12 months post funding. Rate increases by 2.00% on the acceleration of any material indebtedness of the Issuer or any of its subsidiaries.

Maturity:	30 year maturity

Call Protection:	Callable anytime subject to a minimum MOIC of 1.30x, exclusive of warrants. Funded backstop commitment callable at minimum 1.15x MOIC within first year and 1.30x MOIC thereafter, exclusive of warrants.

Optional Marketing:	From start of 11th year, upon GSO’s request CF Corp shall as promptly as practicable (subject to customary black-out provisions) re-market the Investors’ preferred equity on customary terms. CF Corp must offer the re-marketed equity with (i) a dividend rate up to 10-year treasury rate plus up to 8%; and (ii) up to 7 years of non-call protection. It being understood that to the extent market conditions make such re-marketing impracticable, CF Corp may temporarily delay such re-marketing provided that the preferred equity is re-marketed within six months of the date of the Investors’ initial request.

If the proceeds from any sales resulting from such marketing are less than the outstanding balance of the applicable shares (including PIK and unpaid accrued dividends), Issuer will issue common equity to the Investors with an aggregate value (calculated at a 8% discount to the 30-day VWAP) equal to such difference.

For the avoidance of doubt, the only obligation of the Issuer is to return par plus accrued unpaid dividends to the Investors and if that can occur through a remarketing on more favorable terms to Issuer than those stated here, then those more favorable terms can be proposed.

Covenants:

•             Customary limitations on debt incurrence and preferred equity issuance, including, but not limited to:

•          No incurrence of debt by Issuer or any intermediate holding company between Issuer and Fidelity & Guaranty Life Holdings, Inc (“FGLH”)

•          No issuance or reclassification of equity securities by Issuer or any of its subsidiaries, other than to an entity 100.0% of the equity in which is owned directly or indirectly by Issuer

•          Limit on FGLH and operating company leverage to be agreed

•            Other protections against incurrence, layering, and restricted payments, including, but not limited to:

•          No payment of cash dividends or other distributions on any equity securities other than the preferred equity, or any purchase, repurchase or redemption thereof (other than pursuant to equity incentive agreements with employees), unless (i) Issuer is current on accrued dividends on the preferred equity and any preferred equity issued as PIK of a dividend has been redeemed; and (ii) Issuer first offers to apply the cash to be used in the proposed distribution, purchase or redemption to redeem the preferred equity at the price provided under “Call Protection” above.

•            Other usual and customary covenants for senior preferred equity shares

Liquidation Preference:	The Preferred Equity will rank senior in priority to all other existing and future equity securities or classes of Issuer equity with respect to distribution rights and liquidation preference

Transfer Restrictions:	No transfer (to be defined to include transfers of economic ownership through derivatives, etc.) for 12 months, subject to customary exceptions (affiliate transfers, pledges, etc.)

Other:	Board observation rights and registration rights

This Term Sheet sets forth the proposed features and terms of the Preferred Equity, subject to such modifications as may be negotiated in good faith by the parties hereto to the extent required by any governmental or regulatory authority in order for CF Corp to obtain any regulatory approval required to complete the Merger.